Press Release

ROMA FINANCIAL CORPORATION ANNOUNCES THIRD QUARTER 2010 EARNINGS

Robbinsville, New Jersey, November 09, 2010 – Roma Financial Corporation (NASDAQ GS: ROMA) (the “Company”), the holding company of Roma Bank, announced today its results of operation for the three and nine months ended September 30, 2010.  Net income attributable to Roma Financial Corporation for the three and nine months ended September 30, 2010 was $823 thousand and $3.9 million, respectively, or $.03 and $.13 per common and diluted share, compared to $1.1 million and $2.5 million, or $.04 and $.08 per common and diluted share, for the same period of the prior year.

At September 30, 2010 the Company’s consolidated assets increased 39.1% to $1.8 billion compared to $1.3 billion at December 31, 2009, deposits increased 46.1% to $1.5 billion and equity increased to $217.7 million from $216.2 million at December 31, 2009.

“In comparison to this year’s second quarter and last year’s third quarter, financial performance in the current quarter was adversely affected primarily by the expenses associated with the acquisition of Sterling Bank, including the additive expenses of its branch operations and personnel; a sizeable increase in the provisions for impaired loans; expenses for repossessed properties and, to a lesser degree, the opening of RomAsia’s second retail branch.  Aggregated, these expenses negated a significant comparative improvement in net interest income.  Nevertheless, earnings for the current nine months continue to be better than earnings in the comparable nine months in 2009; achieving a 54% increase”, stated Peter A. Inverso, President and CEO.

“The merger of Sterling Bank was consummated on July 16th, accordingly, its assets and liabilities and branch operating components are included in our financial statements for the first time this quarter. Notably, without considering the deposits and assets acquired in the merger, our deposits and assets continued to establish new records”, added Inverso.

“Unprecedented low interest rates have fueled significant residential loan refinancing activity, providing more attractive investment options as opposed to other investment opportunities.  However, commercial loan demand remains sluggish and rate reduction requests are also causing a tightening of overall portfolio yield.  By closely managing our deposit products and rates, we have been able to improve our net interest margin and our net interest income.

Loan quality, principally in the commercial portfolio, remains under pressure as there is little positive change in the economy and collateral valuations continue to diminish.  Non-performing loans, exclusive of those assumed in the merger, increased during the quarter to 2.58% of total assets at the end of the quarter.   Appropriate loan loss provisions are being recorded.  Additional loan risk mitigation steps have been taken and management is squarely focused on the resolution of these loans so as to minimize losses”, commented Inverso.

“Despite the unsatisfactory level of non-performing loans, our overall asset quality is very good and our capital ratios remain strong”, concluded Inverso.

Shares of the Company began trading on July 12, 2006, on the NASDAQ Global Select Market under the symbol “ROMA.”

Roma Financial Corporation (NASDAQ:ROMA) is the holding company of Roma Bank, a community bank headquartered in Robbinsville, New Jersey.  Roma Bank has been serving families, businesses and the communities of Central New Jersey for over 90 years with a complete line of financial products and services, and today Roma Bank operates branch locations in Mercer, Burlington, Camden, and Ocean counties in New Jersey.  Visit Roma online at www.romabank.com.

Forward Looking Statements

The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company.  We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements.  The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.